As filed with the Securities and Exchange Commission on August 6, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

NETGEAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	77-0419172 (I.R.S. Employer Identification No.)
4500 Great America Parkway
Santa Clara, California 95054
(Address, including zip code, of Registrant’s principal executive offices)

NETGEAR, INC.
2000 STOCK OPTION PLAN
2003 STOCK PLAN
2003 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Patrick C.S. Lo
Chairman and Chief Executive Officer
NETGEAR, Inc.
4500 Great America Parkway
Santa Clara, California 95054
(408) 907-8000
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
John T. Sheridan, Esq.
John B. Turner, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum
	Amount		Offering		Aggregate	Amount of
Title of Securities to	to be		Price		Offering	Registration
be Registered	Registered (1)		Per Share (2)		Price (2)	Fee

Common Stock, $0.001 par value: Issuable pursuant to outstanding options under the 2000 Stock Option Plan, as amended	6,475,887	shares	$4.95	(2)(a)	$32,055,641	$2,593.30
Common Stock, $0.001 par value: Reserved for future issuance under the 2003 Stock Plan	1,624,113	shares	$14.00	(2)(b)	$22,737,582	$1,839.47
Common Stock, $0.001 par value: Reserved for future issuance under the 2003 Employee Stock Purchase Plan	500,000	shares	$14.00	(2)(b)	$7,000,000	$566.30

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and non-employee benefit plans described herein.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon the (a) the weighted average exercise price for outstanding options granted pursuant to the Registrant’s 2000 Stock Option Plan and (b) the initial public offering price of the Registrant’s Common Stock.

NETGEAR, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     There following documents previously filed by NETGEAR, Inc. (the “Registrant”) with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(1)	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration statement on Form S-1 (File No. 333-104419) on July 31, 2003, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(2)	The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on July 25, 2003 (File No. 000-50350) under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

     The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Our certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

     The limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of the liability of a director, then the liability of our directors will be eliminated or limited to the furthest extent permitted by Delaware law as so amended.

     Our certificate of incorporation allows us to indemnify our officers, directors and other agents to the full extent permitted by Delaware law. Our bylaws permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law. Our bylaws specify circumstances in which indemnification for our directors and executive officers is mandatory and when we may be required to advance expenses before final disposition of any litigation.

     We have entered into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; and

•	in certain cases obtain directors’ and officers’ insurance.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number

5.1	Opinion of Wilson Sonsini Goodrich & Rosati as to legality of securities being registered.

10.1	2000 Stock Option Plan and forms of agreements thereunder, as amended.*

10.2	2003 Stock Plan and forms of agreements thereunder.*

10.3	2003 Employee Stock Purchase Plan and forms of agreements thereunder.*

23.1	Consent of Deloitte & Touche LLP, Independent Auditors.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (Included in Exhibit 5.1).

24.1	Power of Attorney (See page 5).

*	Documents incorporated by reference from the Registrant’s Registration Statement of Form S-1, as amended (333-104419), originally filed with the Securities and Exchange Commission on April 10, 2003.

Item 9. Undertakings.

     (a)       The undersigned Registrant hereby undertakes:

               (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i)     To include any prospectus required by section 10(a)(3) of the Securities Act.

                         (ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                         (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on August 6, 2003.

NETGEAR, INC

By:	/s/ Patrick C.S. Lo

Patrick C.S. Lo Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick C.S. Lo and Jonathan Mather, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick C.S. Lo Patrick C.S. Lo	Chairman and Chief Executive Officer (Principal Executive Officer)	August 6, 2003

/s/ Jonathan Mather Jonathan Mather	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 6, 2003

/s/ Ralph E. Faison Ralph E. Faison	Director	August 6, 2003

/s/ A. Timothy Godwin A. Timothy Godwin	Director	August 6, 2003

/s/ Linwood A. Lacy, Jr. Linwood A. Lacy, Jr.	Director	August 6, 2003

Signature	Title	Date

/s/ Gerald A. Poch Gerald A. Poch	Director	August 6, 2003

/s/ Gregory J. Rossmann Gregory J. Rossmann	Director	August 6, 2003

/s/ Stephen D. Royer Stephen D. Royer	Director	August 6, 2003

NETGEAR, INC.

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati as to legality of securities being registered.

10.4	2000 Stock Option Plan and forms of agreements thereunder, as amended.*

10.5	2003 Stock Plan and forms of agreements thereunder.*

10.6	2003 Employee Stock Purchase Plan and forms of agreements thereunder.*

23.1	Consent of Deloitte & Touche LLP, Independent Auditors.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (Included in Exhibit 5.1).

24.2	Power of Attorney (See page 5).

*	Documents incorporated by reference from the Registrant’s Registration Statement of Form S-1, as amended (333-104419), originally filed with the Securities and Exchange Commission on April 10, 2003.